UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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TECTON CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tecton Corporation

For Immediate Release

TECTON CORPORATION ANNOUCES SHAREHOLDER MEETING SCHEDULED FOR JULY 22.

June 18, 2013 / Clearwater, Florida.   Tecton Corporation (the “Company”) (OTCQB: TTNC) is pleased to update its shareholders with respect to its on-going corporate restructuring.

The Company today announced that it will be holding its annual meeting on Monday, July 22, at 9:00am EST at the Company’s office in Clearwater, FL.   Shareholders of record June 12, 2013 are entitled to vote.

The Company is proposing, among other items, to amend the Articles of Incorporation to authorize an increase in the number of shares of common and preferred stock the Company can issue.

The Company’s CEO, Micah J. Eldred, commented, “We have made significant progress in the restructuring of the Company, but have reached the limits of the number of shares authorized for issuance.  Without receiving approval by shareholders to increase the issuable shares, we will not be able to complete our restructuring goals, NOR will we be able to complete any business combination, merger, or reorganization.  I urge all shareholders to vote in favor of the proposals presented in the current proxy materials.”

Proxy materials are expected to be mailed this week to shareholders of record June 12.

Cautionary Information Regarding Forward-Looking Statements.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.  The information contained in this release is as of June 18, 2013.  Tecton Corporation assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For more information regarding proxy voting, please contact:

Anna Kotlova

Island Stock Transfer

Akotlova@islandstocktransfer.com

727-289-0010

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